FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2013 RESULTS

4Q13 GAAP EPS $0.65; Up 16% Sequentially and Up 5% YOY versus Adjusted EPS

CRANBURY, New Jersey – (February 18, 2014) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the fourth quarter and full year 2013.

Fourth Quarter Results

•
Net sales for the fourth quarter 2013 declined 6% to $197 million, or $12 million below fourth quarter 2012 levels, due to GTSP & Other which declined by $14 million. Specialty Phosphates grew by $2 million, or 1% year-over-year, primarily driven by higher prices.

•
US/Canada Specialty Phosphates sales of $144 million were up 5% year-over-year on a 4% benefit from acquisitions and a 2% increase in average selling prices. Unfavorable mix in the core business resulted in a 1% volume/mix decline, even though actual tons shipped increased by 1% year-over-year.

•	Mexico Specialty Phosphates sales of $43 million were down 10% compared to the year ago period, primarily on lower volumes resulting from increased intercompany sales to replenish US inventories.

•
GTSP & Other sales of $10 million for the fourth quarter 2013 were $14 million below the year ago level due to slow market demand resulting in the lowest fertilizer market prices recorded since early 2010.

•
Diluted EPS for the fourth quarter 2013 was $0.65 compared to $0.60 for the fourth quarter 2012. Included in the prior year quarter was $0.02 per share expense for accelerated deferred financing and interest rate premiums related to the senior credit facility refinanced in December 2012. Giving effect to this adjustment, fourth quarter 2013 diluted EPS of $0.65 compared to $0.62 for the fourth quarter 2012.

Full Year Results

•
Net sales for 2013 declined 2% to $844 million, or $18 million below 2012 levels, due to GTSP & Other which declined by $38 million. Specialty Phosphates grew $20 million, or 3% year-over-year, on a 4% benefit from acquisitions that exceeded a 1% decline in core business volumes primarily the result of first half 2013 production issues in Coatzacoalcos, Mexico and demand in some markets.

•
US/Canada Specialty Phosphates sales of $608 million were up 7% year-over-year on a 6% benefit from acquisitions. Core business volume/mix added the additional 1%, with actual tons shipped up 3%, but product mix was unfavorable by 2% against 2012.

•	Mexico Specialty Phosphates sales of $170 million were down 10% compared to 2012, primarily on lower volumes resulting from first half 2013 production issues in Coatzacoalcos, Mexico.

•	GTSP & Other sales of $67 million were $38 million below 2012 due to reduced market demand and sharply lower fertilizer market prices, particularly in the second half of 2013.

•	Diluted EPS for 2013 was $2.21 compared to $3.30 for 2012. Giving effect to adjustments noted in prior quarters for both 2013 and 2012, diluted EPS for 2013 of $2.59 compared to $3.08 for 2012.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with our performance for the fourth quarter as we generated our strongest net income of the year driven by our highest levels of operating income and margin for Specialty Phosphates in six quarters. Importantly, our actions to improve the future reliability and capability of our facility in Mexico have significantly improved its operating performance. In fact, we achieved the best yield quarter of the year at Coatzacoalcos, up 490 basis points from our first quarter 2013 low, and set new monthly and annual production records on our Specialty Ingredients unit.”

Mr. Gress continued, “We achieved a number of strategic accomplishments in 2013, including the commissioning of a new higher grade food and beverage purified phosphoric acid operation in Mexico. This will support our US and Canada network and add strength to our product mix in Latin America. In the fourth quarter we completed our fourth acquisition in the nutritional ingredients space with the purchase of Chelated Minerals International. This acquisition further enhances our expanding position in the high-growth micronutrient ingredients sector and provides us with an enhanced long-term platform for growth that complements our strong position in Specialty Phosphates. We also had the successful permitting and startup of a blending facility and laboratory in China to support growth in that region. These efforts helped grow exports from the US and Canada to Asia by 10% in 2013.”

Mr. Gress added, “Our Specialty Ingredients product line recorded strong growth in the fourth quarter, up 4% organically compared to the prior year period. This provides evidence that our initiatives are taking hold, giving us further confidence that we will achieve our Specialty Phosphates growth outlook for 2014 of 3-5%. Our growth in 2014 will be supported by the improved operations at our Coatzacoalcos facility, low double-digit growth expectations for our nutrition business and expected asphalt market demand recovery for our INNOVALT® product line.”

Mr. Gress concluded, “We remain committed to investing in our growth and returning cash to shareholders. The 2014 capital program will largely focus on supporting growth and profitability by further enhancing the capability, reliability and efficiency of our Coatzacoalcos facility. In addition, we will continue to return value to our shareholders through our quarterly dividend, which we recently increased by 14% to $0.40/share, as well as through our ongoing share repurchase program, under which we repurchased 150,000 shares in the fourth quarter 2013.”

Segment Results – full year and fourth quarter 2013 versus 2012

Specialty Phosphates

For the full year, Specialty Phosphates sales revenue was up 3% versus 2012 on a 4% benefit from acquisitions that exceeded a 1% decline in core business volumes primarily due to the first half 2013 production issues in Coatzacoalcos, Mexico.

For the quarter, Specialty Phosphates sales were up 1% year-over-year on higher prices, as acquisition benefits of 3% offset a 3% decline in core business volumes primarily due to lower export sales from Mexico at the expense of increased intercompany sales to replenish US inventories.

Full year operating income at $89 million was $19 million below 2012 levels, primarily due to operating issues at the Coatzacoalcos plant in the first half of 2013 that limited production and caused lower efficiencies and higher maintenance costs, unfavorable sales mix in the US and Canada business, and a $6 million benefit in the first quarter 2012 from a delay in the realization of raw material inflation in cost of goods sold that only became fully realized beginning in the second quarter 2012. Operating income margin for 2013 was 11%, down 280 basis points from 2012 levels. Giving effect to the adjustments noted in prior quarters for the first half of 2013, full year operating income would have been $101 million, down $7 million from 2012, and operating margin would have been 13%, down 120 basis points from 2012.

For the quarter, operating income at $28 million was up $3 million sequentially and up $7 million year-over-year. Operating income margin for fourth quarter 2013 was 15%, up 240 basis points sequentially and up 360 basis points from fourth quarter 2012 levels.

US/Canada

US/Canada Specialty Phosphates sales increased 7% for 2013 versus 2012 on a 6% benefit from acquisitions. Core business volume/mix added the additional 1%, with actual tons shipped up 3% partially offset by unfavorable product mix of 2% against 2012. Lower asphalt market demand from reduced government spending was the primary source of the unfavorable mix.

For the quarter, sales were up 5% year-over-year on a 4% benefit from acquisitions and a 2% increase in average selling prices. Unfavorable mix in the core business resulted in a 1% volume/mix decline even though actual tons shipped increased by 1% year-over-year.

Operating income at $77 million for 2013 was $9 million below 2012, primarily due to unfavorable sales mix and the first quarter 2012 raw material cost benefit noted earlier. Operating income margin was 13%, down 250 basis points from 2012 levels. Giving effect to the adjustments noted in prior quarters for the first quarter 2013, full year operating income would have been $82 million, down $4 million from 2012, and operating margin would have been 14%, down 160 basis points from 2012.

For the fourth quarter 2013, operating income of $21 million was up $5 million year-over-year, primarily due to elevated costs in the prior year quarter. Operating income margin was 14% for the fourth quarter 2013, up 290 basis points from the year ago period.

Mexico

Mexico Specialty Phosphates sales were down 10% compared to 2012 primarily on lower Purified Phosphoric Acid (“PPA”) and Sodium Tripolyphosphate (“STPP”) export sales volumes due to first half 2013 production shortfalls.

Fourth quarter 2013 sales were down 10% compared to the year ago period primarily on lower volumes resulting from increased intercompany sales to replenish US inventories.

Operating income at $12 million was down $10 million from 2012 primarily due to operating issues at the Coatzacoalcos plant in the first half of 2013 that limited production and caused lower efficiencies and higher maintenance costs. Operating income margin at 7% was down 480 basis points from 2012. Giving effect to the adjustments noted in prior quarters for the first half of 2013, full year operating income would have been $19 million, down $3 million from 2012, and operating margin would have been 11%, down 50 basis points from 2012.

Operating income in the fourth quarter 2013 of $7 million was up $2 million year-over-year due to improved sales mix and lower costs. Operating income margin was 16% for the fourth quarter 2013, up 570 basis points from the year ago quarter.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) decreased 36% in 2013 compared to 2012 on lower market demand and reduced selling prices. Fourth quarter sales were 59% below the prior year due to low market demand and the lowest market prices recorded since early 2010.

GTSP & Other recorded a $5 million operating loss in 2013, $7 million unfavorable to 2012, primarily due to the noted lower market demand and selling prices. Each year contained a $7 million profit related to Mexican water duties, and after giving effect to these and the adjustments noted in prior quarters for the first half of 2013, the operating loss for 2013 would have been $9 million compared to an operating loss of $3 million for 2012. Operating income margins on the adjusted basis were (14)% for 2013 compared to (3)% for 2012.

The fourth quarter operating loss of $4 million was $5 million unfavorable to the prior year quarter. Operating income margins were (45)% for the fourth quarter 2013 compared to 2% for the fourth quarter 2012.

Recent Trends and Outlook

Specialty Phosphates overall volume was flat in the fourth quarter 2013 compared to the prior year, with a 3% benefit from acquisitions offset by a 3% decline in the core business primarily resulting from Mexico’s increased intercompany sales to replenish US inventories. Specialty Ingredients volumes were up 4%, but declines in lower margin STPP and PPA sales from Mexico led to the overall 3% decline in core business volumes. Export sales out of the US were up 12% year-over-year with strong growth recorded in Asia Pacific.

At this time, the company is confirming its previously announced 2014 outlook of 3-5% volume growth for Specialty Phosphates. This is based on the improved operations at our Coatzacoalcos facility, low double-digit growth expectations for our nutrition business and expected asphalt market demand recovery which detracted 90 basis points from our 2013 volume growth rates.

Specialty Phosphates operating income margins were 15% for the fourth quarter 2013, slightly above expectations, due to higher average selling prices achieved. We still expect to deliver 14-15% operating income margins for 2014. The first quarter is expected to be the lowest margin quarter of the year, at approximately 100 basis points below the full year average, due to some higher cost PPA in inventory and some unexpected fourth quarter purchase price variances from our Merchant Grade Acid supplier for phosphate rock consumption variances at their facility which have since been rectified.

Market prices for the key raw materials of phosphate rock and sulfur both declined approximately 20% in the fourth quarter compared to the third quarter 2013, consistent with a drop in market fertilizer prices during that period. Fertilizer prices have since rebounded by approximately 20% when comparing the end of January 2014 prices to mid-December 2013. Raw material prices have therefore rebounded as well in the first quarter 2014, with market sulfur prices increasing by nearly 50%, putting them somewhere between second and third quarter 2013 levels, and market phosphate rock prices recently reported up about 15% from fourth quarter 2013 levels. Although we have seen some resistance on selling prices in recent quarters, we have been able to maintain fairly stable pricing overall, and are prepared to respond with selling price increases to offset rising raw material costs.

GTSP & Other profitability remained at a $4 million operating loss for the fourth quarter 2013 due to weak market demand and selling prices that reached lows last recorded in early 2010. As usual, the outlook for GTSP & Other is not as clear as with Specialty Phosphates, but an indicated operating loss of between $2-3 million represents our best view for the first quarter 2014, based on business that has already transacted. We expect break-even operating income for the second quarter 2014 based on February market price indications and the expectation that market prices will continue to increase for the remainder of the first quarter.

Net debt increased sequentially by $4 million in the fourth quarter 2013 to $130 million as the Company repurchased 150,000 shares of Common Stock for an aggregate of $7.1 million.

Capital Expenditures
Capital expenditures were $3 million in the fourth quarter and $33 million for 2013 as we completed the necessary investments in our Coatzacoalcos facility to restore operating capability and increase reliability. Our expectation for capital expenditures in 2014 remains in the $45-50 million range as we continue to focus on capacity enhancements to our US, Canada and Mexico Specialty Ingredients facilities and further enhance Mexico’s reliability, efficiency and capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
###
Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com             (212) 850-5600

Conference Call Details

The conference call is scheduled for Wednesday, February 19, 2014 at 10:00 am ET and can be accessed by dialing 1-888-206-4065 (U.S.) or 1-630-827-5974 (international) and entering passcode 36613064. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on February 19 and 1:00 pm ET on March 5, 2014. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon fourth-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended December 31,
	2013	2012

Net sales	$196,519	$208,779
Cost of goods sold	154,854	172,374
Gross profit	41,665	36,405
Operating expenses:
Selling, general and administrative	17,050	14,633
Research & development expenses	1,521	787
Total operating expenses	18,571	15,420
Operating income	23,094	20,985
Interest expense, net	(29)	1,441
Foreign exchange loss (gain)	106	242
Income before income taxes	23,017	19,302
Provision for income taxes	8,421	5,910
Net income	$14,596	$13,392

Diluted Earnings Per Participating Share	$0.65	$0.60

Diluted weighted average participating shares outstanding:	22,312,523	22,349,160
Dividends paid per share of common stock	$0.40	$0.35
Dividends declared per share of common stock	$0.40	$0.35

Segment Reporting – Fourth Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended December 31,		Net Sales
	2013	2012	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$143,945	$137,288	4.8%
Specialty Phosphates Mexico	42,854	47,792	(10.3)%
Total Specialty Phosphates	186,799	185,080	0.9%
GTSP & Other	9,720	23,699	(59.0)%
Total	$196,519	$208,779	(5.9)%

Segment Operating Income
Specialty Phosphates US & Canada	$20,770	$15,740
Specialty Phosphates Mexico	6,723	4,757
Total Specialty Phosphates	27,493	20,497
GTSP & Other	(4,399)	488
Total	$23,094	$20,985

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	14.4%	11.5%
Specialty Phosphates Mexico	15.7%	10.0%
Total Specialty Phosphates	14.7%	11.1%
GTSP & Other	(45.3)%	2.1%
Total	11.8%	10.1%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$5,997	$5,934
Specialty Phosphates Mexico	1,385	3,345
Total Specialty Phosphates	7,382	9,279
GTSP & Other	285	937
Total	$7,667	$10,216

Price / Volume – Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended December 31, 2013 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Quarter

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	2.0%	2.8%	4.8%
Specialty Phosphates Mexico	(1.6)%	(8.7)%	(10.3)%
Total Specialty Phosphates	1.1%	(0.2)%	0.9%
GTSP & Other	(29.9)%	(29.1)%	(59.0)%
Total	(2.4)%	(3.5)%	(5.9)%

Note: Includes AMT/Triarco benefit of 4.1% in Specialty Phosphates US & Canada Volume/Mix and 3.1% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	2.6%	8.3%	10.9%
Food & Technical Grade PPA	(0.3)%	(12.7)%	(13.0)%
STPP & Detergent Grade PPA	(4.4)%	(22.8)%	(27.2)%

Note: Includes AMT/Triarco benefit of 4.5% in Specialty Ingredients Volume/Mix

Summary Profit & Loss Statement – Full Year

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Year Ended December 31,
	2013	2012

Net sales	$844,129	$862,399
Cost of goods sold	685,830	684,979
Gross profit	158,299	177,420
Operating expenses:
Selling, general and administrative	70,501	64,320
Research & development expenses	3,928	3,107
Total operating expenses	74,429	67,427
Operating income	83,870	109,993
Interest expense, net	4,426	5,977
Foreign exchange (gain) loss	3,197	(1,957)
Income before income taxes	76,247	105,973
Provision for income taxes	26,741	31,783
Net income	$49,506	$74,190

Diluted Earnings Per Share	$2.21	$3.30

Diluted weighted average common shares outstanding:	22,345,980	22,475,881
Dividends paid per share of common stock	$1.45	$1.14
Dividends declared per share of common stock	$1.45	$0.89

Segment Reporting – Full Year

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Year ended December 31,		Net Sales
	2013	2012	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$607,578	$569,816	6.6%
Specialty Phosphates Mexico	169,851	187,743	(9.5)%
Total Specialty Phosphates	777,429	757,559	2.6%
GTSP & Other	66,700	104,840	(36.4)%
Total	$844,129	$862,399	(2.1)%

Segment Operating Income
Specialty Phosphates US & Canada	$76,802	$86,002
Specialty Phosphates Mexico	11,677	21,913
Total Specialty Phosphates	88,479	107,915
GTSP & Other (a) (b)	(4,609)	2,078
Total	$83,870	$109,993

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	12.6%	15.1%
Specialty Phosphates Mexico	6.9%	11.7%
Total Specialty Phosphates	11.4%	14.2%
GTSP & Other (a) (b)	(6.9)%	2.0%
Total	9.9%	12.8%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$26,537	$23,214
Specialty Phosphates Mexico	7,200	14,578
Total Specialty Phosphates	33,737	37,792
GTSP & Other	1,724	4,542
Total	$35,461	$42,334

(a) The year ended December 31, 2013 includes a $7.2 million benefit to earnings for the settlement of the Mexican CNA water tax claims and a $2.3 million charge to earnings for out of period costs in the US.

(b) The year ended December 31, 2012 includes a $7.1 million benefit to earnings primarily for the settlement with Rhodia on their liability for the charges to be paid for Mexican CNA water tax claims and a $2.4 million charge to earnings for out of period costs in Mexico.

Price / Volume – Full Year

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the year ended December 31, 2013 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(0.3)%	6.9%	6.6%
Specialty Phosphates Mexico	(1.9)%	(7.6)%	(9.5)%
Total Specialty Phosphates	(0.7)%	3.3%	2.6%
GTSP & Other	(11.1)%	(25.3)%	(36.4)%
Total	(2.0)%	(0.1)%	(2.1)%

Note: Includes Kelatron/AMT benefit of 5.8% in Specialty Phosphates US & Canada Volume/Mix and 4.4% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(1.1)%	9.2%	8.1%
Food & Technical Grade PPA	0.2%	(4.1)%	(3.9)%
STPP & Detergent Grade PPA	(0.2)%	(17.2)%	(17.4)%

Note: Includes Kelatron/AMT benefit of 6.5% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31,
	2013	2012
Cash flows provided from operating activities
Net income	$49,506	$74,190
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	35,461	42,334
Amortization of deferred financing charges	559	884
Deferred income tax provision	1,484	167
Share-based compensation	2,174	1,912
Changes in assets and liabilities:
Decrease in accounts receivable	5,898	13,017
(Increase) decrease in inventories	(18,402)	12,154
Decrease (increase) in other current assets	27,144	(21,283)
Increase in accounts payable	2,224	2,059
Decrease in other current liabilities	(11,913)	(20,573)
Changes in other long-term assets and liabilities	(2,836)	(3,456)
Net cash provided from operating activities	91,299	101,405
Cash flows used for investing activities:
Capital expenditures	(33,415)	(33,060)
Acquisition of businesses, net of cash acquired	(4,425)	(71,706)
Net cash used for investing activities	(37,840)	(104,766)
Cash flows used for financing activities:
Proceeds from exercise of stock options	1,650	528
Long-term debt borrowings	63,007	333,000
Long-term debt repayments	(76,000)	(309,000)
Deferred financing costs	0	(1,461)
Excess tax benefits from exercise of stock options	2,849	3,931
Common stock repurchases	(7,188)	(7,254)
Dividends paid	(31,837)	(24,810)
Net cash used for financing activities	(47,519)	(5,066)
Net change in cash	5,940	(8,427)
Cash and cash equivalents at beginning of period	26,815	35,242
Cash and cash equivalents at end of period	$32,755	$26,815

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$32,755	$26,815
Accounts receivable, net	88,434	94,033
Inventories	181,467	162,940
Other current assets	81,472	99,944
Total current assets	384,128	383,732
Property, plant and equipment, net	201,985	195,723
Goodwill	84,373	83,108
Intangibles and other assets, net	74,691	75,948
Total assets	$745,177	$738,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,002	$4,000
Accounts payable, trade and other	38,717	36,424
Other current liabilities	34,124	46,030
Total current liabilities	76,843	86,454
Long-term debt	159,007	172,000
Other long-term liabilities	45,908	35,734
Total stockholders’ equity	463,419	444,323
Total liabilities and stockholders’ equity	$745,177	$738,511

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.